Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF PLAINS EXPLORATION & PRODUCTION COMPANY

Plains Exploration & Production Company (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Certificate of Incorporation of the Corporation, as amended, and hereby certifies as follows:

1.	The name of the Corporation is Plains Exploration & Production Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 18, 2003 and a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 14, 2004.

2.	The first paragraph of Article IV of the Corporation’s Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock that the Corporation is authorized to issue is 255,000,000 shares, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

3.	This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on November 6, 2007.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:	/s/ John F. Wombwell
	Name:	John F. Wombwell
	Title:	Executive Vice President, General
Counsel and Secretary